As filed with the Securities and Exchange Commission on July 14, 2021.

Registration No. 333-257435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CS Disco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-4254444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kiwi Camara

Chief Executive Officer

CS Disco, Inc.

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Jodie Bourdet Nicolas H.R. Dumont Trey Reilly Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Michael Lafair Chief Financial Officer CS Disco, Inc. 3700 N. Capital of Texas Hwy. Suite 150 Austin, Texas 78746 (833) 653-4726	Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

CS Disco, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1, as amended (Registration No. 333-257435) (the “Registration Statement”), for the sole purpose of filing Exhibit 1.1 to the Registration Statement, as indicated in Item 16 of Part II of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange, or NYSE, listing fee.

Amount to be paid
SEC registration fee	$24,363
FINRA filing fee	33,995
NYSE listing fee	295,000
Printing and engraving expenses	350,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	972,500
Transfer agent and registrar fees	4,350
Miscellaneous expenses	819,792

Total	$4,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CS Disco, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CS Disco, Inc. At present, there is no pending litigation or proceeding involving a director or officer of CS Disco, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2018:

(1)

We have granted under our Long-Term Incentive Plan, or 2013 Plan, options to purchase an aggregate of 3,615,269 shares of our common stock to a total of 578 employees, consultants and directors, having exercise prices ranging from $1.50 to $18.70 per share. 1,558,114 of the options granted under our 2013 Plan have been exercised at a weighted-average exercise price of $1.40 per share.

(2)	We have granted under our 2013 Plan restricted stock awards representing an aggregate of 401,336 shares of our common stock to three employees and consultants.

(3)

In January 2018 and April 2018, we issued and sold an aggregate of 1,194,556 shares of our Series D redeemable convertible preferred stock to three accredited investors at a price per share of $3.0210, for an aggregate purchase price of $3.6 million.

(4)

In January 2019, we issued and sold an aggregate of 4,982,311 shares of our Series E redeemable convertible preferred stock to seven accredited investors at a price per share of $10.0355, for an aggregate purchase price of $50.0 million.

(5)

In September and October 2020, we issued and sold an aggregate of 4,038,672 shares of our Series F redeemable convertible preferred stock to eight accredited investors at a price per share of $14.8565, for an aggregate purchase price of $60.0 million.

(6)

In November 2018 and December 2020, we issued warrants to purchase an aggregate of 12,578 shares of our common stock to one accredited investor, having exercise prices ranging from $8.35 to $10.80 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The registrant believes the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit number	Description
1.1	Form of Underwriting Agreement.

3.1*	Seventh Amended and Restated Certificate of Incorporation of Registrant, as amended, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant, to be effective following the closing of this offering.

3.3*	Amended and Restated Bylaws of Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Registrant, to be effective following the closing of this offering.

4.1*	Form of Common Stock Certificate.

4.2*	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated July 30, 2015.

4.3*	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated January 11, 2017.

4.4*	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated November 16, 2018.

4.5*	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated December 14, 2020.

5.1*	Opinion of Cooley LLP.

10.1*	Fifth Amended and Restated Investors’ Rights Agreement, dated as of September 29, 2020.

10.2+*	Long Term Incentive Plan, as amended, and forms of agreements thereunder.

10.3+*	2021 Equity Incentive Plan and forms of agreements thereunder.

10.4+*	2021 Employee Stock Purchase Plan.

10.5+*	Form of Indemnity Agreement entered into by and between Registrant and each director and executive officer.

10.6†*	Sublease Agreement, dated August 8, 2018, by and between the Registrant and Spiceworks, Inc.

10.7*	Second Amended and Restated Loan and Security Agreement, dated December 14, 2020, by and between the Registrant and Comerica Bank.

10.8+*	Amended and Restated Employment Agreement, by and between the Registrant and Kiwi Camara, to be effective upon the effectiveness of this registration statement.

10.9+*	Amended and Restated Employment Agreement, by and between the Registrant and Michael Lafair, to be effective upon the effectiveness of this registration statement.

10.10+*	Amended and Restated Employment Agreement, by and between the Registrant and Sean Nathaniel, to be effective upon the effectiveness of this registration statement.

10.11+*	Amended and Restated Employment Agreement, by and between the Registrant and Andrew Shimek, to be effective upon the effectiveness of this registration statement.

10.12+*	Amended and Restated Employment Agreement, by and between the Registrant and Keith Zoellner, to be effective upon the effectiveness of this registration statement.

Exhibit number	Description

10.13+*	Non-Employee Director Compensation Policy.

21.1*	List of subsidiaries of the Registrant.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP. (included in Exhibit 5.1).

24.1*	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

*	Previously filed.
+	Indicates management contract or compensatory plan.
†	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on July 14, 2021.

CS DISCO, INC.

By:	/s/ Kiwi Camara
Name:	Kiwi Camara
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kiwi Camara	Chief Executive Officer and Director	July 14, 2021
Kiwi Camara	(Principal Executive Officer)

/s/ Michael Lafair	Chief Financial Officer	July 14, 2021
Michael Lafair	(Principal Financial and Accounting Officer)

*	Chair of the Board of Directors and	July 14, 2021
Krishna Srinivasan	Director

*	Director	July 14, 2021
Tyson Baber

*	Director	July 14, 2021
Susan L. Blount

*	Director	July 14, 2021
Colette Pierce Burnette

*	Director	July 14, 2021
Aaron Clark

*	Director	July 14, 2021
Robert P. Goodman

*	Director	July 14, 2021
Scott Hill

*	Director	July 14, 2021
James Offerdahl

* By:	/s/ Michael Lafair
Attorney-in-fact